Exhibit 99.1

NEWS RELEASE

RAMBUS APPOINTS CHARLES KISSNER TO ITS BOARD OF DIRECTORS

SUNNYVALE, Calif. – July 30, 2012 – Rambus Inc. (NASDAQ: RMBS), one of the world's premier technology licensing companies, today announced the appointment of Mr. Charles Kissner as a director to its Board, effective July 26, 2012.  Mr. Kissner is an industry veteran with extensive experience in the wireless and communications market.

“Chuck has a wealth of experience that makes him a valuable addition to our Board,” said J. Thomas Bentley, chairman of the Rambus Board of Directors.  “In addition to his leadership, Chuck brings to Rambus great knowledge in the wireless and communications fields which will prove helpful as we look to expand our footprint in these areas.  We’re pleased to welcome Chuck to the board.”

Mr. Kissner, who is Chairman of the Board at Aviat Networks, previously served as Aviat’s chief executive officer from June 2010 to July 2011.  Prior to Aviat Networks, Mr. Kissner was Chairman and CEO of Stratex Networks, a leader in the microwave transmission market, vice president and general manager of M/A-Com, Inc., a manufacturer of radio and microwave communications products, President and CEO of Aristacom International, and executive vice-president of Fujitsu Network Switching, Inc. He also previously held a number of executive positions at AT&T (now Alcatel - Lucent).  Mr. Kissner has a BS from California State Polytechnic University and an MBA from Santa Clara University.

About Rambus Inc.
Founded in 1990, Rambus is one of the world's premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Rambus has offices in California, North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan.  Additional information is available at www.rambus.com.

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Press Contact:
Carolyn Robinson
Rambus Public Relations
(408) 462-8717
crobinson@rambus.com